Exhibit 4.1(a)

First Amendment to Stockholders Agreement

This First Amendment to Stockholders Agreement (this “Agreement”) of Beacon Holding Inc., a Delaware corporation (the “Company”), dated as of September 30, 2011 (such agreement, the “Stockholders Agreement”), is made by and among Beacon Holding Inc., a Delware corporation, Green Equity Investors V, L.P., a Delaware limited partnership, Green Equity Investors Side V, L.P., a Delaware limited partnership, Beacon Coinvest LLC, a Delaware limited liability company, and CVC Beacon LP, a Delaware limited partnership (f/k/a CVC Beacon LLC). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Stockholders Agreement.

ARTICLE I.

AMENDMENTS

Section 1.1 Amendments. Section 1.02(a)(i)(2) of the Stockholders Agreement is hereby amended and replaced in its entirety with the following:

2) in all events, the Board may have up to two Directors that are executive officers of the Company (the “Non Sponsor Directors”) and one or more independent directors, in either case to be mutually agreed by unanimous vote of CVC, on the one hand, and GEI V and GEI Side V, on the other hand (the “Independent Directors”). Laura J. Sen, the Chief Executive Officer of BJs and the Company, shall continue to be a Non-Sponsor Director. Christopher Baldwin shall be nominated for election as the second Non-Sponsor Director, effective upon (and subject to) his commencment of employment as the Chief Operating Officer of BJs and the Company. Ken Parent shall continue to be an Independent Director. All Independent Directors and Non-Sponsor Directors may be removed at any time by mutual written agreement of CVC, on the one hand, and GEI V and GEI Side V, on the other hand.

ARTICLE II.

MISCELLANEOUS

Section 2.1 Full Force and Effect. Except as expressly provided by this Agreement, the Stockholders Agreement is and shall continue to be in full force and effect and is hereby in all respects ratified and reaffirmed. Except as expressly set forth in this Agreement, no other terms and conditions of the Stockholders Agreement are hereby waived, amended, altered or otherwise modified.

Section 2.2 Other Sections. Sections 9.03 through 9.06, Section 9.08, Section 9.09 and Sections 9.11 through 9.15 of the Stockholders Agreement shall apply to this Agreement mutatis mutandis.

GREEN EQUITY INVESTORS V, L.P.

By:	GEI Capital V, LLC, its general partner

By:	/s/ Jonathan A. Seiffer
Print:	Jonathan A. Seiffer
Title:	Director

GREEN EQUITY INVESTORS SIDE V, L.P.

By:	GEI Capital V, LLC, its general partner

By:	/s/ Jonathan A. Seiffer
Print:	Jonathan A. Seiffer
Title:	Director

BEACON COINVEST LLC

By:	/s/ Jonathan A. Seiffer
Print:	Jonathan A. Seiffer
Title:	Director

Signature Page to First Amendment to Stockhholders Agreement

CVC BEACON LP

By:	/s/ Cameron Breitner
Print:	Cameron Breitner
Title:	Director

Signature Page to First Amendment to Stockhholders Agreement

IN WITNESS HEREOF, the undersigned have executed this Agreement as of this 1st day of September, 2015.

BEACON HOLDING INC.

By:	/s/ Graham N. Luce
Print:	Graham N. Luce
Title:	Secretary

Signature Page to First Amendment to Stockhholders Agreement